NEWS RELEASE LACLEDE GAS

720 Olive Street, St. Louis, MO 63101

CONTACT: George L. Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

Laclede Gas reaches agreement to purchase

the natural gas distribution system in Sullivan, Missouri

ST. LOUIS, MO, September 1, 2005 -- Laclede Gas Company reached an agreement today to purchase the natural gas distribution system of Fidelity Natural Gas, Inc., located in Sullivan, Missouri.

Approximately 1,300 natural gas customers being served by Fidelity Natural Gas, a wholly owned subsidiary of Fidelity Communications Co., would become customers of Missouri Natural Gas, an operating division of Laclede Gas. The sale is contingent on approval of the Missouri Public Service Commission, as well as other conditions.

Sullivan is located in southwestern Franklin County and is geographically contiguous with other parts of Franklin County that have been served by Missouri Natural Gas since 1992.

"This acquisition is a natural extension of our distribution system and we look forward to welcoming our new customers in Sullivan as part of the largest natural gas company in Missouri," said Douglas H. Yaeger, Chairman, President and Chief Executive Officer of Laclede.

Fidelity has been offering natural as service since 1992. This sale will allow Fidelity to concentrate on its core communication business.

"We were pleased to bring this important energy resource to Sullivan several years ago and provide the high level of customer-oriented service our phone, cable and Internet customers are accustomed to," said Fidelity Senior Vice President John Colbert. "We feel confident that Laclede will continue this tradition."

Laclede Gas, a subsidiary of The Laclede Group (NYSE: LG), is the largest gas distribution company in Missouri, serving more than 630,000 natural gas customers in St. Louis and surrounding counties in Eastern Missouri.

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Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission.